Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of the rights of our capital stock and certain provisions of our Third Amended and Restated Certificate of Incorporation (the “Charter”), Second Amended and Restated Bylaws (the “Bylaws”), Registration Rights Agreement (as defined below), Stockholders Agreement (as defined below), and relevant provisions of the Delaware General Corporation Law (the “DGCL”). While we believe the following description covers the material terms of our capital stock, it may not contain all information that is important to investors. The following description is not complete and is subject, and qualified in its entirety by reference, to the Charter, Bylaws, Registration Rights Agreement, and Stockholders Agreement, copies of which have been filed as exhibits to our Annual Report on Form 10-K, as well as the relevant provisions of the DGCL. Investors are urged to read the Charter, Bylaws, Registration Rights Agreement, and Stockholders Agreement in their entirety.
As used in this Description of Capital Stock, unless otherwise expressly stated or the context otherwise requires, the terms “we,” “our,” and “us” refer to Talen Energy Corporation and not to any of its subsidiaries.
Authorized Capital Stock
Our Charter authorizes us to issue up to 400,000,000 shares of capital stock, consisting of (i) 350,000,000 shares of our common stock, par value $0.001 per share (our “common stock”), and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (our “preferred stock”). As of February 27, 2025, there were 45,961,910 shares of our common stock outstanding held by three stockholders of record, and no shares of preferred stock were issued and outstanding. Pursuant to our Charter, our Board of Directors (the “Board”) has the authority, without stockholder approval, except as required by the listing standards of the Nasdaq Global Select Market (“Nasdaq”), to issue additional shares of our common stock.
Common Stock
All issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid, and non-assessable. All authorized but unissued shares of our common stock are available for issuance by our Board without any further stockholder action, except as required by the listing standards of Nasdaq.
The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Voting Rights
All shares of our common stock have identical rights and privileges. Holders of our common stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors. On all matters to be voted on by the holders of our common stock, the holders will be entitled to one vote for each share of our common stock held of record and will have no cumulative voting rights.
Dividend Rights
Subject to limitations under applicable Delaware law, preferences that may apply to any outstanding shares of our preferred stock, and/or contractual restrictions, holders of our common stock are entitled to receive dividends or other distributions ratably, when, as, and if declared by our Board. The ability of our Board to declare dividends with respect to our common stock, however, will be subject to such limitations, preferences, and restrictions and the availability of sufficient funds under the DGCL to pay such dividends.
Right to Receive Liquidation Distributions
In the event of our voluntary or involuntary liquidation, dissolution, or winding up, after payment or provision for payment of our then-existing debts and other liabilities, and subject to the rights of the holders of preferred stock in respect thereof, our remaining assets will be distributed ratably to the holders our common stock.
Other Matters
Holders of our common stock do not have preemptive, subscription, redemption, or conversion rights.

Registration Rights Agreement
We are party to a Registration Rights Agreement, dated as of May 17, 2023 (the “Registration Rights Agreement”), with certain holders of our common stock (the “Registration Rights Holders”) that, among other things, grants the Registration Rights Holders and certain of their permitted transferees customary registration rights on Registrable Securities (as defined below), including customary demand offering, shelf registration, and piggyback rights. Registrable Securities include shares of our common stock initially issued to a Registration Rights Holder until such time as such shares (i) have been registered and disposed of pursuant to an effective registration statement under Securities Act of 1933, as amended (the “Securities Act”); (ii) have been sold in applicable transactions under Rule 144 or Rule 145 under the Securities Act and the transferee thereof reasonably notifies us that it did not receive “restricted securities” as defined in Rule 144; (iii) are no longer held by a Registration Rights Holder representing at least 3% of the aggregate voting power of our common stock; or (iv) cease to be outstanding. The Registration Rights Agreement will terminate (i) as to any Registration Rights Holder, when it no longer holds any Registrable Securities and (ii) at such time as there are no Registrable Securities held by any Registration Rights Holders.
Stockholders Agreement
We are party to a Stockholders Agreement, dated as of May 17, 2023 (the “Stockholders Agreement”), with certain holders of our common stock (the “Applicable Holders”) that, among other things, grants the Applicable Holders certain limited information rights, drag-along rights, and tag-along rights. Previously, the Stockholders Agreement also gave certain Applicable Holders rights to require us to pursue an initial public offering and consent to certain key elements of its structure, but those rights ceased to apply when such Applicable Holders ceased to collectively own at least 20% of our outstanding common stock. The Stockholders Agreement will terminate automatically upon the effectiveness of a registration statement in connection with an underwritten public offering of our common stock. The Stockholders Agreement can also be terminated upon the written consent of us and Applicable Holders beneficially owning at least two-thirds of our outstanding common stock; provided that the Stockholders Agreement may not be terminated with respect to any Applicable Holder without such Applicable Holder’s consent if such termination would adversely affect such Applicable Holder.
Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws
Some provisions of Delaware law and our Charter and Bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Preferred Stock
Subject to limitations under applicable Delaware law, our Board has the authority, without further action by our stockholders, to issue up to 50,000,000 shares of preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to discourage or render more difficult an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Removal of Directors
Our Charter provides that members of our Board may be removed from office, with or without cause, by an affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock entitled to vote thereon.
Section 203 of the DGCL
In our Charter, we have elected not to be governed by Section 203 of the DGCL (“Section 203”), as permitted under and pursuant to subsection (b)(3) of Section 203. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are currently not subject to any anti-takeover effects of Section 203, although no assurance can be given that we will not elect to be governed by Section 203 of the DGCL in the future.

Board Vacancies and Board Size
Our Charter and Bylaws provide that any vacant directorships, including newly created directorships, may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The number of directors constituting the full Board is set by a resolution of the Board.
Special Stockholder Meetings
Except as required by the DGCL or the terms of any class or series of preferred stock issued in the future, special meetings of our stockholders may be called only by (a) the Chair of the Board, (b) the Board pursuant to a resolution adopted by a majority of a quorum of the Board, or (c) the Board upon the delivery of a written request complying with the procedures outlined in our Bylaws by the holders of at least 15% of the voting power of the then outstanding shares of capital stock entitled to vote on the matters to be submitted to stockholders at such meeting.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Stockholders must provide timely notice when seeking to:
•bring business before an annual meeting of stockholders;
•bring business before a special meeting of stockholders (if contemplated and permitted by the notice of a special meeting); or
•nominate candidates for election to the Board at an annual meeting of stockholders or at a special meeting of stockholders called for the purpose of electing one or more directors to the Board.
To be timely, a stockholder’s notice generally must be received by our Corporate Secretary at our principal executive offices:
•in the case of an annual meeting:
•not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the immediately preceding year’s annual meeting, or
•if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary of the date of the immediately preceding year’s annual meeting, or if no annual meeting was held in the immediately preceding year, not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the earlier of (A) the close of business on the later of the 90th day prior to the annual meeting and (B) the 10th day following the day on which we first make public announcement of the date of the annual meeting; or
•in the case of a special meeting, not earlier than the opening of business on the 120th day and not later than the close of business on the later of the 90th day prior to the special meeting and the 10th day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board.
Our Charter and Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before or proposing director nominees to an annual meeting or a special meeting of stockholders.
Stockholders Not Entitled to Cumulative Voting
The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.
Amendment of Bylaws Provision
Our Bylaws may be amended, altered, or repealed, or new bylaws made, by vote of (a) a majority of the directors present at a meeting at which a quorum of the Board is present or (b) the holders of a majority of the voting power of all outstanding shares of our capital stock entitled to thereon, voting together as a single class.
Exclusive Forum
Our Charter provides that, unless we consent to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees, or stockholders to us or to our stockholders; (c) any action asserting a claim arising pursuant to the DGCL, our Charter, or our Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state or federal court located within the State of Delaware that does have jurisdiction).

Our Charter further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors or officers, except to the extent such jurisdiction is contrary to law. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Additionally, we cannot be certain that a court will decide that these provisions are either applicable or enforceable, and if a court were to find the choice of forum provisions contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results, and financial condition.
Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in our Charter will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Transfer Restrictions
Due to regulatory authorization requirements imposed by federal law and implemented by the Federal Energy Regulatory Commission, our Charter requires prior written consent of our Board in any case where an acquisition or other transfer of voting securities would cause the holdings of the transferee, together with those of its “affiliates” (as such term is defined in 18 C.F.R. §35.36(a)(9)), directly or indirectly, to either (i) equal or exceed 10% of our outstanding voting securities or (ii) equal or exceed 10% of the outstanding voting securities in any public utility subsidiary of ours, after accounting for both our voting securities and the voting securities of the public utility subsidiary held other than indirectly as a result of holding our voting securities. This restriction also applies to the ability of any existing 10% holder to acquire additional shares of our common stock, but does not apply to certain secondary market purchases or sales of our common stock made by third-party investors on Nasdaq that are outside of our control, do not directly involve us, and are made without prior notice to us.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. Pursuant to our Charter, our Board has the authority, without stockholder approval, except as required by the listing standards of Nasdaq, to issue authorized but unissued shares of our common stock.
Limitations on Liability and Indemnification of Directors and Officers
As permitted by Section 145 of the DGCL, our Bylaws provide that:
•we shall indemnify our directors and executive officers to the fullest extent permitted by the DGCL, subject to limited exceptions, and that we may indemnify other officers, employees, or agents;
•we shall advance expenses to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and
•the rights provided in our Bylaws are not exclusive.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the fullest extent permitted by the DGCL.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, Floor 23, New York, New York 10005.
Exchange
Our common stock is currently listed on Nasdaq under the symbol “TLN.”
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